EXHIBIT 11


                           THE NATIONAL REGISTRY INC.
           CALCULATION OF BASIC AND DILUTED EARNINGS (LOSS) PER SHARE
                     (In thousands except per share amounts)

                                                      FOR THE THREE MONTHS                     FOR THE NINE MONTHS
                                                       ENDED SEPTEMBER 30,                     ENDED SEPTEMBER 30,
                                                    1998                 1997                1998               1997
                                                 ---------            ---------           ---------           ---------
Weighted average shares of
  common stock outstanding                          6,902                5,859               6,736               5,794
Diluted shares outstanding                         12,934                8,852              12,918               8,834

Net income(loss)                               $     (952)          $   (1,775)         $     (194)         $   (5,548)

Preferred Stock dividend                               69                  980                 218               1,470
                                               ----------           ----------          ----------          ----------
Net income(loss) attributable
 to common stockholders                        $   (1,021)          $   (2,755)         $     (412)         $   (7,018)
                                               ==========           ==========          ==========          ==========
Basic and diluted
earnings(loss) per share(1)                    $    (0.15)          $    (0.47)         $    (0.06)         $    (1.21)
                                               ==========           ==========          ==========          ==========


(1) Common stock equivalents, relating to convertible Series A Preferred Stock, convertible Series C Preferred Stock, stock options and warrants are not included in the calculation of diluted loss per share for the three and nine month periods ended September 30, 1998 and 1997 due to their anti-dilutive effect.